Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Third Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--October 28, 2010--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $3.5 million ($.24 diluted EPS) on revenue of $60.7 million for its third quarter ended September 30, 2010, compared to net income of $6.0 million ($.41 diluted EPS) on revenue of $76.6 million for the third quarter ended September 30, 2009. Net income for the nine months ended September 30, 2010 was $11.4 million ($.79 diluted EPS) on revenue of $205.3 million, compared to the net income of $16.2 million ($1.12 diluted EPS) on revenue of $240.8 million for the nine months ended September 30, 2009.

The company had a revenue backlog of $140.3 million and a labor backlog of approximately 1.4 million man-hours remaining to work, which consists of work remaining at September 30, 2010 and commitments received through October 28, 2010. Our backlog as of September 30, 2010 does not include any amounts associated with a Letter of Authorization on a deepwater Gulf of Mexico project we received and announced on September 20, 2010.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	September 30,	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$35,696	$8,751
Total current assets	118,200	112,874
Property, plant and equipment, at cost, net	197,429	200,459
Total assets	343,661	332,175
Total current liabilities	31,602	32,373
Debt	0	0
Shareholders' equity	285,404	273,801
Total liabilities and shareholders' equity	343,661	332,175

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, October 29, 2010 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended September 30, 2010. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.239.5289. A digital rebroadcast of the call is available two hours after the call and ending November 5, 2010 by dialing 1.888.203.1112, replay passcode: 1142194.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs”, “FPSOs”, “MinDOCs”, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs , SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue	$60,733	$76,631	$205,282	$240,763
Cost of revenue	53,798	65,413	184,174	209,448
Gross profit	6,935	11,218	21,108	31,315
General and administrative expenses	1,997	2,051	6,084	6,247
Operating income	4,938	9,167	15,024	25,068

Other income (expense):
Interest expense	(19)	(23)	(57)	(58)
Interest income	1,044	81	2,363	101
Other	23	2	1,054	4
	1,048	60	3,360	47

Income before income taxes	5,986	9,227	18,384	25,115

Income taxes	2,524	3,241	6,985	8,916

Net income	$3,462	$5,986	$11,399	$16,199

Per share data:
Basic earnings per share - common shareholders	$0.24	$0.41	$0.79	$1.12
Diluted earnings per share - common shareholders	$0.24	$0.41	$0.79	$1.12

Weighted-average shares	14,318	14,293	14,316	14,293
Effect of dilutive securities: employee stock options	2	2	9	2
Adjusted weighted-average shares	14,320	14,295	14,325	14,295

Depreciation and amortization included in expense above	$4,797	$4,667	$14,412	$13,764

Cash dividend declared per common share	$0.01	$0.01	$0.03	$0.12

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100